Exhibit 10.11

AGREEMENT

This Agreement, dated                         , 200     (the “Effective Date”), is made by and between Charles River Laboratories, Inc., a Delaware corporation (the “Company”) and                                     (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders;

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control; and

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.                                       Defined Terms. Capitalized terms, not elsewhere defined in this Agreement, are defined in Section 16 hereof.

2.                                       Terms of Agreement. (a) This Agreement shall commence as of the Effective Date and shall continue in effect while the Executive is employed by the Company for a period of three years; provided, however, that commencing on the third anniversary of the Effective Date and on each anniversary thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than 90-days prior to any such anniversary date either party shall have given notice that it does not wish to extend this Agreement. Notwithstanding the foregoing, if a Change in Control shall have occurred during the original or extended term of this Agreement, (i) this Agreement shall continue in effect for a period of 36 months beyond the month in which such Change in Control occurred and (ii) any notice of nonrenewal given by the Company during the twelve months prior to such Change in Control shall be deemed revoked and this Agreement shall be reinstated as if never terminated in accordance with such notice.

(b)                                 It is intended, and the parties hereto agree, that (i) the benefit, if any, payable to the Executive under any other severance or termination pay plan, arrangement or agreement of or with the Company shall be reduced by the amount of any payment actually provided under Section 6.1 hereof, (ii) any option to acquire shares of the Company’s common stock awarded to the Executive under any stock option or other long-term incentive plan of the Company shall become fully exercisable upon the occurrence of a Change in Control during the term of the Agreement, and (iii) and restrictions on any shares of restricted stock held by the Executive shall fully lapse upon the occurrence of a Change in Control during the term of this Agreement, provided that nothing herein shall otherwise affect or modify the terms of any such option or restricted stock or the Executive’s right or obligations with respect thereof.

3.                                       Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company, and in consideration of the Executive’s covenant set forth in Section 4 hereof, the Company agrees to compensate the Executive as set forth herein, upon the terms and under the conditions described herein, in the event the Executive’s employment with the Company is terminated under the circumstances described below following a Change in Control and during the term of this Agreement. No amount or benefit shall be payable under this Agreement unless there shall have been (or under the terms hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control.

4.                                       The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Change in Control during the term of this Agreement, the Executive will remain in the employ of the Company until the earliest of (a) a date which is six (6) months after the date of such Change in Control, (b) the date, after such Change in Control, of termination by the Executive of the Executive’s employment for Good Reason, or termination of Executive’s employment by reason of Death, Disability or Retirement, or (c) the termination by the Company, after such Change in Control, of the Executive’s employment for any reason.

5.                                       Compensation Other Than Severance Payment.

5.1.                              Disability. Following a Change in Control during the term of this Agreement, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall continue to pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive’s employment is terminated by the Company for Disability.

5.2.                              Salary Continuation. If the Executive’s employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

5.3.                              Other Post-Termination Compensation. If the Executive’s employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall, except as provided in Section 2 above, pay the Executive’s normal post-termination compensation and benefits to the Executive as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance, deferred compensation and other compensation or benefit plans, programs, agreements or arrangements.

6.                                       Company Obligations upon Termination. If, during the term of this Agreement and on or before the first anniversary of a Change in Control, (i) the Company shall terminate the Executive’s employment other than for Cause, Death or Disability or (ii) the Executive shall terminate her employment for Good Reason, then the Company shall pay to the Executive the payments set forth in Sections 6.1, 6.2, if applicable, 6.3 and 6.4 hereof (collectively, the “Severance Payments”) in addition to the payments and benefits described in Sections 5 and 6.6 hereof. The Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if the Executive’s employment is terminated without Cause prior to a Change in Control at the direction of a Person who has entered into or has proposed to enter into an agreement with the Company the consummation of which will constitute a Change in Control, or if the Executive terminates her employment with Good Reason prior to a Change in Control if the circumstances or event which constitutes Good Reason occurs at the direction of such Persons; provided in either case that a Change in Control involving such other Person is consummated within 12 months after any such direction.

6.1.                              Severance Payment. In lieu of any further salary payments to the Executive for periods subsequent to the date of Termination, the Company shall pay the Executive a lump sum severance payment, in cash, equal to           times (i.e.,          of) the sum of the Executive’s then base salary plus the target bonus contained in the Executive Bonus Plan for the fiscal year in which the Date of Termination occurs.

6.2.                              Golden Parachute Excise Tax. The Company intends that the Executive shall generally not bear the economic effect of the excise tax imposed by Section 4999 of the Internal Revenue Code on so-called golden parachute payments. This provision shall be implemented in accordance with the provisions of Annex 1. However, if a small (up to 15%) reduction in the Executive’s entitlements would greatly minimize the Company’s costs in providing the excise tax protection, the Company will reduce the amounts paid to the Executive hereunder to that small extent.

6.3.                              Retirement Plan Payments. In the event the Executive was a participant in the Charles River Laboratories, Inc. Pension Plan (or any successor plan thereto) (the “Pension Plan”) on or prior to the Date of Termination, the Company shall pay to the Executive a separate lump-sum supplemental retirement benefit (the “Supplemental Retirement Amount”) equal to the difference between (1) the actuarial equivalent of the benefit payable under the Pension Plan which the Executive would receive if the Executive’s employment continued for the        years following the Date of Termination and if her compensation during such number of years increased at a rate of 4% per year from the level in effect on the Date of Termination, and (2) the actuarial equivalent of the Executive’s actual benefit (paid or payable), if any, under the Pension

Plan. The amounts to be paid to the Executive under this Section shall be paid out of the Pension Plan trust, to the extent permissible under applicable law. For purposes of calculating the actuarial equivalents referred to in (1) and (2) above, the Company shall use the actuarial assumptions utilized with respect to the Pension Plan during the 90-day period immediately preceding the Change in Control Date and shall assume that all accrued benefits are fully vested and that benefit accrual formulas in effect during any years after the Date of Termination are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Change in Control Date.

6.4.                              ESLIRP Payment. In the event that (x) the Executive is a participant in the Charles River Laboratories, Inc. Executive Supplemental Life Insurance Retirement Plan (the “ESLIRP”) on or prior to the Date of Termination, and (y) the ESLIRP shall not then have been replaced by the Charles River Laboratories Deferred Compensation Plan (the “DCP”), the Company shall pay to the Executive a separate lump-sum supplemental retirement benefit (the “ESLIRP Payment”) in discharge of the Company’s obligations under the ESLIRP equal to the actuarial equivalent of the Executive’s benefit accrued through the Date of Termination under the ESLIRP. The ESLIRP Payment shall be calculated (i) utilizing the actuarial assumptions specified by Section 417(e)(3)(A) of the Internal Revenue Code, and in the case of the interest rate specified under subparagraph (ii)(II) of such section, using such rate established for the month of November of the year preceding the year in which the payment occurs; (ii) assuming that the Executive’s employment continued for        years following the Date of Termination, and (iii) assuming that the Executive’s compensation during such number of years referred to in (ii) increased at a rate of 4% per year from the level in effect on the Date of Termination. Notwithstanding the foregoing, however, to the extent the ESLIRP Payment is funded through a trust of which the Executive is a beneficiary, such amount to the extent so funded shall be paid from such trust. In the event that the provisions of this subsection are in conflict with provisions of the ESLIRP, the provisions of this Agreement shall prevail if the provisions of this Agreement are more favorable to the Executive. No payment shall be made under this Section 6.4 if the DCP shall have been adopted and implemented prior to the Change in Control.

6.5.                              Timing of Payment. The payment provided for in Section 6.1 hereof shall be made not later than the fifth day following the Date of Termination, provided, however, that if the amount of such payment, and the limitation on such payment set forth in Section 6.2 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payment to which the Executive is clearly entitled and shall pay the remainder of such payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall be paid back to the Company within five business days after demand by the Company and such payment shall not be considered a loan, therefore no interest shall be due or payable. At the time that payments are made under this Section 6 the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculation including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

6.6.                              Payment of Legal Fees and Expense. The Company shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of or in connection with a termination of employment (other than any such termination by the Company for Cause) following a Change in Control and during the term of the Agreement (including all such fees and expenses, if any, incurred in good faith in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by the Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made within five business days after delivery of the Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

6.7.                              Continuation of Benefits. If the Executive’s employment terminates as provided in Section 6, (a) the Company shall, for          years following the Date of Termination, or such longer period as any plan, program, practice or policy may provide, continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided had the Executive’s employment not been terminated, in accordance with the plans, programs, practices and policies in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date that provided for group health, dental and life insurance and other welfare-type plans, or if more favorable to the Executive, in accordance with such plan, program, practice or policy as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes employed by another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the        year period following the Date of Termination and to have retired on the last day of such period.

(b)                 Executive shall be permitted to purchase her then currently Company-leased vehicle in accordance with the most attractive terms available under such lease.

(c)                  The Company shall provide (or reimburse) Executive with 26 weeks of fully paid outplacement services, up to a maximum of $                .

7.                                       Termination Procedures and Compensation During Dispute.

7.1.                              Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of Death) shall be communicated by written Notice of Termination from one party hereto to the other party in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with her counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

7.2.                              Date of Termination. “Date of Termination” with respect to any termination of the Executive’s employment after a Change in Control and during the term of this Agreement, shall mean (a) if the Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such 30-day period), and (b) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of termination by the Company, shall not be less than 30 days (except in the case of a termination for Cause), and, in the case of a termination by the Executive, shall not be less than 15 days nor more than 60 days, respectively, from the date of such Notice of Termination is given).

7.3.                              Dispute Concerning Termination. Notwithstanding any provision of Section 7.2 hereof to the contrary, if within 15 days after Notice of Termination is received, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving such Notice of Termination notifies the other party in writing that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. For the purposes of the preceding sentence, a dispute concerning termination shall be deemed finally resolved if, within 30 days of an arbitration award concerning such dispute, neither party commences an action in any court seeking the modification of or other relief from such award.

7.4.                              Compensation During Dispute. If a proposed termination occurs following a Change in Control and during the term of this Agreement, and such termination is disputed in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 7.3 hereof. Amounts paid under this Section 7.4 are in addition to all other amounts due under this Agreement (other than those due under Section 5.2 hereof).

8.                                       No Mitigation; Set-Off. The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, except as provided in Section 6.7, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise. The Company’s obligation to make the payments provided in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive.

9.                                       Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, unless such obligations are binding upon such successor by operation of law. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control, except that for purposes of implementing the foregoing the date on which any such succession becomes effective shall be deemed the Date of Termination.

10.                                 Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by the US registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Charles River Laboratories, Inc.
251 Ballardvale St.
Wilmington, MA 01887
Attention: Chief Executive Officer
Copy to: General Counsel

To the Executive:

At the address then appearing
on the employment records
of the Company.

11.                                 Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under Sections 5, 6 and 7 shall survive the expiration of this Agreement.

12.                                 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.                                 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.                                 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted before a single arbitrator in Boston, Massachusetts in accordance with the commercial rules of the American Arbitration Association (“AAA”) then in effect. Unless a mutually acceptable arbitrator shall have been selected by the parties within 30 days of the initiation of arbitration proceedings, then upon application of either party to the Boston office of the AAA, the AAA shall designate such arbitrator. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, provided, however, that the Executive shall be entitled to seek specific performance of her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15.                                 Confidentiality. The Executive shall keep secret and confidential and shall not disclose to any third party in any fashion or for any purpose whatsoever, any information regarding this Agreement which is (i) not available to the general public, and/or (ii) not generally known outside the Company. Notwithstanding the foregoing provisions of this Section 15, the Executive may discuss this Agreement with the members of her immediate family and with her personal legal and tax advisors, provided that prior to disclosing any term or condition of this Agreement to any person, the Executive shall obtain from such person for the benefit of the Company his or her agreement to observe the foregoing confidentiality provisions.

16.                                 Definitions. For purposes of this Agreement, the following shall have the meanings indicated below:

16.1.                        “Beneficial Owner” and “Beneficial Ownership” shall have the meaning defined in, and shall be determined pursuant to, Rule l3d-3 under the Securities Exchange Act of 1934, as amended.

16.2.                        “Board” shall mean the Board of Directors of the Company.

16.3.                        “Cause” for termination by the Company of the Executive’s employment, after any Change in Control, shall mean (a) the willful and continued failure by the Executive to perform the Executive’s duties with the Company, (b) a substantial and not de minimis violation of the Company’s Code of Business Conduct and Ethics (and any successor policy), as the same are in effect from time to time, (c) the Executive’s conviction of a felony, or (d) engaging in conduct that constitutes a violation of Section 15 hereof.

16.4.                        “Change in Control” means any one of the following: (i) the closing of the sale of all or substantially all of the Company’s assets as an entirety to any person or related group of persons; (ii) the merger or consolidation of the Company with or into another corporation or the merger or consolidation of another corporation with or into the Company or a subsidiary of the Company, in either case with the effect that immediately after such transaction the outstanding voting securities of the Company immediately prior to such transaction represent less than a majority in interest of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; or (iii) the closing of a transaction pursuant to which Beneficial Ownership of more than 50% of the Company’s outstanding Common Stock (assuming the issuance of Common Stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire Common Stock) is transferred to a single person or entity, or a “group” (within the meaning of Rule l3d-5(b)(l) under the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series or related transactions. It shall also be treated as a Change in Control hereunder if any of the events described in clauses (i), (ii) or (iii) occur to Charles River Laboratories International, Inc., or any other company directly or indirectly controlling the Company at the time of any such transaction.

16.5.                        “Change in Control Date.”  The effective date of the Change in Control.

16.6.                        “Code” shall mean the Internal Revenue Code of 1986, as amended. All references to the Code shall be deemed also to refer to any successor provisions of such sections.

16.7.                        “Company” shall mean Charles River Laboratories, Inc. and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise (except in determining, under Section 16.4 hereof, whether or not a Change in Control of the Company has occurred in connection with such succession).

16.8.                        “Date of Termination” shall have the meaning stated in Sections 7.2 and 7.3 hereof.

16.9.                        “Disability” shall be deemed the reason for termination by the Company of the Executive’s employment if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of [six (6)] consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and within 30 days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of her duties.

16.10.                  “Executive” shall mean the individual named in the first paragraph of this Agreement.

16.11.                  “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence after a Change in Control (without the Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless in the case of any act or failure to act described in paragraph (i), (iv), (v), (vi) or (vii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i)                                     the assignment to the Executive of any duties inconsistent with the Executive’s position and responsibilities as in effect immediately prior to the Change in Control;

(ii)                                  a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company;

(iii)                               the failure by the Company to pay to the Executive any portion of the Executive’s current compensation except pursuant to an across- the-board salary reduction similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within 14 days of the date such compensation is due;

(iv)                              the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed at the time of the Change in Control;

(v)                                 the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;

(vi)                              any proposed termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1, for purposes of this Agreement, no such purported termination shall be effective;

(vii)                           the failure by the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement as contemplated in Section 9 hereof; or

(viii)                        the Company’s requiring the Executive to relocate to an office or location more than 50 miles distant from the office or location at which the Executive was based immediately prior to the Date of Termination.

16.12.                  “Notice of Termination” shall have the meaning stated in Section 7.1 hereof.

16.13.                  “Person” shall have the meaning defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

16.14.                  “Retirement” shall mean retirement after attaining “normal retirement age” under any pension or retirement plan maintained by the Company in which the Executive participates.

16.15.                  “Severance Payments” shall mean the payment(s) described in Section 6 hereof.

CHARLES RIVER LABORATORIES, INC.

By:
Name:
Title:

Agreed and Accepted:

Annex 1

(a)                                  Anything in the Agreement to the contrary notwithstanding but subject to paragraph (b) of this Annex, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or similar section or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in lump sum in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)                                 Notwithstanding paragraph (a) of this Annex, if the aggregate value of the Payment is less than 315% of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the Executive shall not be entitled to any Gross-Up Payment and, instead, the Payment shall be reduced to an amount equal to $1.00 less than 300% of the “base amount”.

(c)                                  Subject to the provisions of paragraph (d) of this Annex, all determinations required to be made under this Annex, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made at the Company’s expense by an accounting firm selected by the Company and acceptable to the Executive which is designated as one of the four (4) largest accounting firms in the United States (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of termination of employment under the Agreement, if applicable, or such earlier time as is requested by the Executive or the Company. When calculating the amount of the Gross-Up Payment, the Executive shall be deemed to pay:

(i)                                     federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and

(ii)                                  any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall state in writing to Executive that Executive has substantial authority not to report any Excise Tax on Executive’s federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (d) of this Annex, and Executive is thereafter required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(d)                                 The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive knows of such claim and shall notify the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(iii)                               give the Company any information reasonably requested by the Company relating to such claim,

(iv)                              take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(v)                                 cooperate with the Company in good faith in order effectively to contest such claim, and

(vi)                              permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this paragraph (d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e)                                  If after the receipt by Executive of an amount advanced by the Company pursuant to paragraph (d) of this Annex, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of paragraph (d) of this Annex) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to paragraph (d) of this Annex, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30-days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid under paragraph (d) of this Annex. The forgiveness of such advance shall be considered part of the Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.